Exhibit 99.1

WD-40 Company Reports FOURTH Quarter 2013 sales and EARNINGS

SAN DIEGO - October 17, 2013/PR Newswire/ ― WD-40 Company (Nasdaq: WDFC) today reported net sales for the quarter ended August 31,  2013 of $93.5 million, an increase of 10% from the fourth quarter last fiscal year. Year-to-date net sales were $368.5 million, up 8% from the prior fiscal year.

Net income for the fourth quarter was $8.1 million, a  decrease of 9% compared to the prior year fiscal quarter. Year-to-date net income was $39.8 million, an increase of 12% from the prior fiscal year.

Summary

Fourth quarter multi-purpose maintenance products sales, which include the WD-40®, 3-IN-ONE®,  and BLUE WORKS® brands were $81.6 million, up 16% from the prior year fiscal quarter, and $320.9 million year-to-date, up 12% from the prior fiscal year.  The multi-purpose maintenance products are considered a primary focus for the Company.  Homecare and cleaning products sales, which include all other brands, were $11.9 million for the fourth quarter, down 16%, and were $47.6 million year-to-date, down 15%, both as compared to the prior fiscal year periods.  The U.S. homecare and cleaning products are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as the multi-purpose maintenance products sales grow.

Americas segment sales in the fourth quarter were $47.3 million, up 1% compared to the fourth quarter last fiscal year and were $180.5 million year-to-date,  up 2% compared to the prior fiscal year. The Europe, Middle East and Africa (“EMEA”) segment sales in the fourth quarter were $35.9 million, up 25% and were $136.0 million year-to-date, up 16%  compared to the same periods last fiscal year. Asia-Pacific segment sales in the fourth quarter were $10.3 million, up 10% and were $52.0 million year-to-date, up 7% compared to the same periods last fiscal year.

Diluted earnings per share were $0.53 in the fourth quarter, compared to $0.56 per share for the same quarter of the prior fiscal year. Year-to-date diluted earnings per share were $2.54 compared to $2.20 in the prior fiscal year.

"We have been celebrating our 60th anniversary and are pleased to report a record year for the company during this important milestone,” said Garry Ridge, WD-40 Company president and chief executive officer. “Our tribes continued focus on our key strategic initiatives and thinking big about our future has paid off in spades with great results across all trading blocs. We continue to see ourselves as a growth company, and our performance supports that.”

Net sales by segment as a percent of total net sales were as follows: for the Americas, 51% for the fourth quarter and 49% year-to-date; for EMEA,  38% for the fourth quarter and 37% year-to-date; and, for Asia-Pacific, 11% for the fourth quarter and 14% year-to-date.

“Our results throughout EMEA have continued to be strong and we expect that the sustainability of the economic recovery in that region will continue to provide positive results,” Ridge said.  “Our Asia Pacific business has grown steadily since 2009 and the preparations we have made in that region in the past year will support our continued growth.  We had a record year in China and continue to focus on long-term opportunities there, but we do know there will be some volatility along the way due to promotional timing, the fluctuations of building distribution, shifting economic growth patterns and varying industrial activities.”

Gross margin was 53.0% in the fourth quarter compared to 49.4% in the same quarter last fiscal year. Year-to-date, gross margin was 51.3%, compared to 49.2% in the prior fiscal year.

“We are pleased that our gross margin held up in the fourth quarter and are fortunate that many things fell in our corner this year," Ridge said. "During the year we saw favorable improvements in gross margin as a result of price increases, changes in our sales mix and foreign currency exchange rates, as well as lower input and other manufacturing costs stemming from our strategic initiatives.”

Selling, general and administrative expenses were up 36% in the fourth quarter to $29.4 million and were up 17% year-to-date to $104.4 million as compared to the same periods last fiscal year. The company’s cost of doing business increased in fiscal year 2013 primarily due to the Company achieving most of the metrics required to trigger the payout of bonuses.

Advertising and sales promotion expenses were up  10% in the fourth quarter to $6.8 million compared to the same period last fiscal year and were down 3% year-to-date to $24.8 million compared to last fiscal year.

The WD-40 Specialist® product line was launched in fiscal year 2012 and additional products were added to the product line during fiscal year 2013.  Distribution of the WD-40 Specialist product line was also expanded into 22 additional countries during fiscal year 2013.

“During the year we saw growth of the WD-40 Multi-Use Product in all of our trading blocs and have been able to leverage our platform category approach with WD-40 Specialist to bring the power of the shield to more places on more products,” Ridge said. “We have also been able to further enhance some of the infrastructure work our tribe has done as we grow distribution of WD-40 Specialist across the globe. We continue to maintain the homecare and cleaning products as harvest brands that continue to generate profits while we work to develop strategic alternatives for their future.”

Dividend and Share Buy-Back

As previously announced, WD-40 Company’s board of directors declared on Friday,  October 4, 2013 the regular quarterly cash dividend $0.31 per share payable on October 31, 2013 to shareholders of record on October 21, 2013.

Share repurchases have been executed by the Company under both the $50.0 million and $60.0 million approved share buy-back plans. The $50.0 million plan has been fully utilized and the final $6.4 million in shares under the plan were purchased in the fourth quarter of fiscal year 2013. On June 18, 2013, the board of directors approved a new share buy-back plan, which authorizes the Company to acquire up to $60.0 million of its outstanding shares effective from August 1, 2013 through August 31, 2015.  During the fourth quarter of 2013, WD-40 Company acquired $2.7 million in shares under this plan.

Fiscal Year 2014 Guidance

WD-40 Company expects fiscal year 2014 net sales of $383.3 million to $398.0 million and net income of $40.5 million to $42.8 million.   We expect diluted earnings per share of $2.65 to $2.80 based on an estimated 15.3 million weighted average shares outstanding. Gross margin for the full year is expected to be close to 51%.  We also expect advertising and promotion expenses of 6.5% to 7.5% of net sales.  This guidance does not include any acquisitions or divestures, and assumes that foreign currency exchange rates will remain close to recent levels.

“Our business is solid and we see a bright future through a lens of evidence-based optimism,” Ridge added.  “We have built a solid base platform for growth, and our tribe continues to deliver results.”

More detailed information will be available in WD-40 Company's Form 10-K which will be filed on October 22, 2013.

About WD-40 Company

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of "doer" and "on-the-job" users by leveraging and building the brand fortress of the company. The company markets multi-purpose maintenance products  – under the WD-40®, 3-IN-ONE® and BLUE WORKS® brand names.  The company also markets homecare and cleaning brands: X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and No Vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers, and Lava® and Solvol® heavy-duty hand cleaners.

WD-40 Company markets its products in 187 countries worldwide and recorded sales of $368.5 million in fiscal year 2013. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company's outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, the introduction of new product lines and fluctuating global market conditions, including foreign currency exchange rates, both in the United States and internationally. The company's expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company's expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	August 31,	August 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$53,434	$69,719
Short-term investments	37,516	1,033
Trade accounts receivable, less allowance for doubtful
accounts of $540 and $391 at August 31, 2013
and 2012, respectively	56,878	55,491
Inventories	32,433	29,797
Current deferred tax assets, net	5,672	5,551
Other current assets	6,210	4,526
Total current assets	192,143	166,117
Property and equipment, net	8,535	9,063
Goodwill	95,236	95,318
Other intangible assets, net	24,292	27,685
Other assets	2,858	2,687
Total assets	$323,064	$300,870

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$19,693	$21,242
Accrued liabilities	16,562	16,492
Revolving credit facility	63,000	45,000
Accrued payroll and related expenses	17,244	5,904
Income taxes payable	1,146	807
Total current liabilities	117,645	89,445
Long-term deferred tax liabilities, net	24,011	24,007
Deferred and other long-term liabilities	1,901	1,956
Total liabilities	143,557	115,408

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,392,979 and 19,208,845 shares issued at August 31, 2013 and 2012, respectively; and 15,285,536 and 15,697,534 shares outstanding at
August 31, 2013 and 2012, respectively	19	19
Additional paid-in capital	133,239	126,210
Retained earnings	214,034	193,265
Accumulated other comprehensive loss	(5,043)	(2,727)
Common stock held in treasury, at cost ― 4,107,443 and 3,511,311
shares at August 31, 2013 and 2012, respectively	(162,742)	(131,305)
Total shareholders' equity	179,507	185,462
Total liabilities and shareholders' equity	$323,064	$300,870

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	(Unaudited)
	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2013	2012	2013	2012

Net sales	$93,469	$84,851	$368,548	$342,784
Cost of products sold	43,943	42,932	179,385	174,302
Gross profit	49,526	41,919	189,163	168,482

Operating expenses:
Selling, general and administrative	29,431	21,638	104,378	88,918
Advertising and sales promotion	6,833	6,237	24,811	25,702
Amortization of definite-lived intangible assets	806	464	2,260	2,133
Impairment of definite-lived intangible assets	1,077	-	1,077	-
Total operating expenses	38,147	28,339	132,526	116,753

Income from operations	11,379	13,580	56,637	51,729

Other income (expense):
Interest income	144	79	506	261
Interest expense	(210)	(245)	(693)	(729)
Other (expense) income, net	(76)	(6)	417	(348)
Income before income taxes	11,237	13,408	56,867	50,913
Provision for income taxes	3,096	4,435	17,054	15,428
Net income	$8,141	$8,973	$39,813	$35,485

Earnings per common share:
Basic	$0.53	$0.57	$2.55	$2.22
Diluted	$0.53	$0.56	$2.54	$2.20

Shares used in per share calculations:
Basic	15,332	15,760	15,517	15,914
Diluted	15,431	15,905	15,619	16,046

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended August 31,
	2013	2012
Operating activities:
Net income	$39,813	$35,485
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	5,359	4,869
Impairment of definite-lived intangible assets	1,077	-
Net losses on sales and disposals of property and equipment	3	67
Deferred income tax	(1,004)	367
Excess tax benefits from settlements of stock-based equity awards	(850)	(671)
Stock-based compensation	2,453	2,769
Unrealized foreign currency exchange losses, net	1,113	2,112
Provision for bad debts	511	157
Changes in assets and liabilities:
Trade accounts receivable	(3,800)	226
Inventories	(2,829)	(12,347)
Other assets	(1,998)	(64)
Accounts payable and accrued liabilities	(886)	3,206
Accrued payroll and related expenses	10,362	(2,794)
Income taxes payable	2,284	1,412
Deferred and other long-term liabilities	(39)	(545)
Net cash provided by operating activities	51,569	34,249

Investing activities:
Purchases of property and equipment	(2,854)	(3,765)
Proceeds from sales of property and equipment	158	1,167
Purchases of short-term investments	(38,838)	(1,029)
Maturities of short-term investments	2,000	514
Net cash used in investing activities	(39,534)	(3,113)

Financing activities:
Repayments of long-term debt	-	(10,715)
Proceeds from revolving credit facility	18,000	114,550
Repayments of revolving credit facility	-	(69,550)
Dividends paid	(19,044)	(18,228)
Proceeds from issuance of common stock	4,791	7,030
Treasury stock purchases	(31,437)	(39,840)
Excess tax benefits from settlements of stock-based equity awards	850	671
Net cash used in financing activities	(26,840)	(16,082)
Effect of exchange rate changes on cash and cash equivalents	(1,480)	(1,728)
Net (decrease) increase in cash and cash equivalents	(16,285)	13,326
Cash and cash equivalents at beginning of period	69,719	56,393
Cash and cash equivalents at end of period	$53,434	$69,719